CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors

We have read the Annual Report on Form 20-F (“Form 20-F”) of Avalon Rare Metals Inc. (the “Company”) for the year ended August 31, 2014 being filed with the United States Securities and Exchange Commission and the Ontario Securities Commission as an annual information form.

We consent to the incorporation by reference in the registration statement (No. 333-190771) on Form F-10 of the Company, as amended, of our reports dated November 28, 2013, with respect to the consolidated financial statements of the Company for the year ended August 31, 2013 and August 31, 2012 and the consolidated statements of comprehensive loss, consolidated statements of changes in shareholders equity and consolidated statements of cash flows for each of the years in the two year period ended August 31, 2013 and with respect to the effectiveness of the internal control over financial reporting of the Company as of August 31, 2013, which reports appear in the Form 20-F being filed with the United States Securities and Exchange Commission.

/s/ McCarney Greenwood LLP

Toronto, Canada	McCarney Greenwood LLP
December 1, 2014	Chartered Accountants
Licensed Public Accountants